EXHIBIT 99.1

International Remote Imaging Systems has Small 2nd QTR 2003 -- Net Loss as Shipments of a Major New Urinalysis System are Initiated to Drive Growth

CHATSWORTH, Calif., Aug. 12, 2003 (PRIMEZONE) -- International Remote Imaging Systems, Inc. (AMEX:IRI), a manufacturer and marketer of automated IVD urinalysis systems and medical devices for hospitals and clinical laboratories worldwide, today announced financial results for the second quarter ended June 30, 2003.

Net revenues for the second quarter totaled $6.5 million, a 7% decrease from the corresponding period a year ago. As expected, the Company reported a net loss of $250,425, or $(0.02) per diluted share, as compared to a net income of $331,271, or $0.03 per diluted share in the second quarter of 2002.

"The second quarter financials reflect the fact that we were finalizing the preparations for the roll-out of our new iQ(200 System. Many of our customers had, understandably, postponed their purchasing decisions in anticipation of the availability of the new iQ200 system. Now that we are shipping the iQ200 to fill the existing backlogged orders, we believe that our expectations for this new system will be confirmed," stated Dr. Kshitij Mohan, the Company's Chief Executive Officer.

Dr. Mohan noted that the second quarter of 2003 was a very busy and productive period for the Company. The Company geared up its marketing and sales efforts along with the commencement of manufacturing of the new iQ200. The new systems were shipped to two beta sites for testing in a customer environment. The presentations of the new product at the EUROMEDLAB show in Barcelona and the CLMA show in Salt Lake City, during the second quarter, were well received. More recently, it was shown and also well received at the American Association for Clinical Chemistry meeting in Philadelphia. To date, agreements have been signed with 10 distributors to distribute the iQ200 system in 18 countries. These include Italy, Spain and the United Kingdom, which represent some of the biggest markets for urinalysis in Europe, as well as the People's Republic of China. The Company had a backlog of over 30 orders for this system even before shipment started. As announced earlier, commercial shipments of the iQ200 system began on Aug. 5, 2003.

IRIS continued to invest heavily in its research and development program, incurring net expenditures in the second quarter of $1.3 million, as compared to $1.1 million in the year ago period. The R & D group focused their attention on completing the last minute details inherent in the production of a major new product. There also were slightly higher R&D expenses in the StatSpin(r) subsidiary. The Company expects a gradual decline in net research and development expenditures in the future.

Reviewing the business segments, the quarterly revenues from urinalysis products totaled $5.1 million, a 9% decrease from the $5.6 million realized in the comparative period a year ago. Revenues from the small laboratory devices segment were $1.4 million, an increase of 4% from the year ago quarter.

Net revenues for the six months ended June 30, 2003 were $12.7 million compared to $13.7 million in the year ago period. The Company experienced a net loss of $738,893, or $(0.07) per diluted share, for the period, as compared to net income of $661,144, or $0.06 per diluted share, for the corresponding period in 2002.

The Company will hold a conference call for members of the investment community at 4:30 p.m. Eastern time today. To participate in the call, dial 1-800-915-4836 approximately 10 minutes before the call is scheduled to begin. International callers should dial 1-973-317-5319.

THE COMPANY

International Remote Imaging Systems, Inc. has an established reputation as a leader in automated urinalysis technology and image flow cytometry. The Company's Iris Diagnostics Division is a leader in automated urinalysis technology with workstations in major medical institutions throughout the world. Using a patented Automated Intelligent Microscopy (AIM) technology, the Auto-Analyte Recognition software (AAR), and more recently, the neural network-based Auto-Particle Recognition (APR) technology, significant reduction in the cost and time consuming steps for manual microscopic analysis can be achieved.

The StatSpin(r) subsidiary, based in Norwood, Mass., is a worldwide leader in accelerated sample preparation for blood, body fluids and urine analysis. The subsidiary makes innovative centrifuges and blood analysis products, including the world's fastest blood separator (30 seconds). StatSpin's worldwide markets include medical institutions, commercial laboratories, clinics, doctors' offices, veterinary labs and research facilities. Its bench top centrifuges are dedicated to applications for manual specimen preparation for coagulation, cytology, hematology, and urinalysis.

Advanced Digital Imaging Research, LLC, is a research and development subsidiary based in the Houston, Texas area. ADIR assists in the advancement of proprietary imaging technology while conducting government-sponsored research and development in medical imaging and software, and contract research for corporate clients.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: unexpected technical and marketing difficulties inherent in major product development efforts such as the current project to improve the Company's urinalysis workstation product line; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

                   (TABLES FOLLOW)

        Financial Tables (Unaudited) (in 000's)
 Consolidated Performance for the quarter ended June 30
 ------------------------------------------------------

                              2003           2002
                              ----           ----

 Net revenues                 $ 6,531        $6,992
 Net income (loss)            $  (250)       $  331
 Income (loss) per share -
     basic:                   $ (0.02)       $ 0.03
     diluted:                 $ (0.02)       $ 0.03

 Weighted average number
  of common shares
  outstanding -
      basic:               11,102,144    10,397,125
      diluted:             11,102,144    11,734,898

 Consolidated Performance for the six months ended June 30
 ---------------------------------------------------------

                              2003           2002
                              ----           ----

 Net revenues                 $ 12,665       $13,733
 Net income (loss)            $   (739)      $   661
 Income (loss) per share -
     basic:                   $  (0.07)      $  0.06
     diluted:                 $  (0.07)      $  0.06

 Weighted average number
  of common shares
  outstanding -
      basic:                11,028,098    10,362,743
      diluted:              11,028,098    11,572,186

CONTACTS:  International Remote Imaging Systems, Inc.
           Dr. Kshitij Mohan, Chief Executive Officer
           (818) 709-1244

           The Wall Street Group Inc.
           Ron Stabiner
           (212) 888-4848